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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

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Bow Street LLC, together with its affiliates (collectively, “Bow Street”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2020 annual meeting of stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the “Company”).

On May 6, 2020, Bow Street issued the following press release, which includes the full text of a letter that Bow Street is mailing to the Company’s stockholders:

BOW STREET FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH

MACK-CALI’S 2020 ANNUAL MEETING

Highlights Urgent Need for New Leadership Following Years of Severe Value Destruction, Contempt for Shareholders’ Interests and Lack of Oversight

Outlines Bow Street’s Three-Step Plan to Maximize Value for Mack-Cali Shareholders

Urges Mack-Cali Shareholders to VOTE the GOLD Proxy Card “FOR ALL” of Bow Street’s Highly Qualified, Independent Nominees

NEW YORK – May 6, 2020 – Bow Street LLC (“Bow Street”) today announced that it has filed a definitive proxy statement with the Securities and Exchange Commission for the election of its highly qualified director nominees to the Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI) Board of Directors (the “Board”) in connection with the Company’s 2020 Annual Meeting of Shareholders to be held June 10, 2020. Bow Street’s nominees include Tammy Jones, Akiva Katz, Mahbod Nia, and Howard Stern as well as the four directors shareholders elected at the 2019 Annual Meeting – Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin, and Nori Gerardo Lietz.

Additionally, Bow Street is sending a letter to its fellow Mack-Cali shareholders outlining the Company’s urgent need for new leadership at the Board and management levels following years of prolonged underperformance and blatant disregard for accountability and oversight. As directors, Bow Street’s nominees will execute a plan to permanently usher in a new era of corporate responsibility, operational oversight and value creation at Mack-Cali.

The full text of the letter is below.

Dear Fellow Mack-Cali Shareholders,

One year ago, at Mack-Cali Realty Corporation’s (“Mack-Cali” or the “Company”) 2019 Annual Meeting, we – the shareholders – elected four new, highly qualified independent individuals to the Company’s Board of Directors (the “Board”). This newly reconstituted Board was charged with a dual mandate: a) reverse decades of operational underperformance, and b) cleanse the Board of insider dealing while reaffirming its commitment to prioritize shareholders’ interests. Markets cheered this victory, sending Mack-Cali’s stock to multi-year highs. However, instead of embracing this mandate, the Company’s management and legacy directors dug in further, undermining the very changes for which shareholders voted. Last month, this defiance culminated in the Board’s unprecedented attempt to unilaterally remove directors elected by shareholders less than one year ago.

At the time of last year’s proxy, in an effort to curry favor with shareholders, management also made a series of operational promises; these included commitments to reduce leverage, improve portfolio occupancy, and close the Company’s persistent share price discount to Net Asset Value (“NAV”). Unfortunately, even prior to the onset of the COVID-19 pandemic, Mack-Cali failed to deliver on any of these commitments, leaving the Company in a precarious strategic and financial position. The outcome was predictable: yet another year of underperformance and squandered opportunity for Mack-Cali’s owners.

Shareholders simply cannot afford another year of mismanagement, unmet promises and poor Board leadership. We are therefore nominating four new directors (in addition to the four directors already elected by shareholders at the 2019 Annual Meeting) who will execute a plan to permanently usher in a new era of corporate responsibility, operational oversight and value creation at Mack-Cali.

Are shareholders better off today than they were five years ago?

CEO Michael DeMarco has led our Company since 2015. While he frequently congratulates himself for Mack-Cali’s “comprehensive transformation,”1 the numbers tell a decidedly different story. Since Mr. DeMarco joined the Company, Mack-Cali’s operations have deteriorated by virtually every relevant metric (all metrics calculated prior to broad market downturn owing to COVID-19):

•

NAV trading discount approaching widest levels in the Company’s history: At Mack-Cali’s 2015 Investor Day, Mr. DeMarco touted a NAV of $34/share and promised to collapse the NAV discount by building a “fortress”[2] balance sheet and selling assets. Today, per the Company’s own disclosure, Mack Cali’s NAV remains at that very same $34/share[3] – stagnant during an era of significant asset appreciation.

•

Leverage is at the highest level in the Company’s history: Despite Mr. DeMarco’s repeated promises to de-lever (on nearly every earnings call over the last five years), leverage (net debt/EBITDA) has increased from ~7x to ~10x EBITDA during his tenure.[4]

•

Cash flow has declined precipitously: In single-mindedly pursuing his vaunted “Waterfront Strategy,” Mr. DeMarco has driven funds from operations (“FFO”) declines of ~40% from 2017 to 2020.[5] In fact, Mack-Cali’s cash flow generation has deteriorated so significantly that the Company no longer covers its dividend.

•

Incoherent asset mix is a structural impediment to value realization: The self-described “comprehensive transformation” undertaken by Mr. DeMarco and the legacy directors has left the Company with a pool of assets that do not belong together, yet lack the scale to operate on a standalone basis. Despite REIT investors’ expressed preference for simplicity, modest leverage and predictability, Mr. DeMarco has disregarded this criteria, leaving shareholders with a Company that makes little strategic or financial sense.

•

Bottom quartile total shareholder return: Unsurprisingly, given this operating backdrop, Mack-Cali shares have been amongst the worst performing stocks in the real estate sector over any 1-, 3-, 5-, 7- or 10-year period. Since last year’s Annual Meeting, Mack-Cali shares have declined over 30%, underperforming office and residential peers by ~1,500 – 2,000 bps.[6]

[1]	Mack-Cali presentation at 2019 NAREIT Conference dated 6/5/2019.
[2]	Mack-Cali Investor Day presentation dated 9/10/2015.
[3]	Mid-point NAV per Q4 2019 earnings supplement filed 2/26/2020.
[4]	Net debt to EBITDA of 7.2x as of 9/30/2015 per Mack-Cali Q3 2015 supplemental operating and financial data.
[5]	2017 FFO of $2.23/share per Mack-Cali Q4 2017 supplemental operating and financial data; mid-point Mack-Cali 2020 FFO guidance released in 8-K on 2/26/2020.
[6]	Total return performance calculated against residential and office peer sets through pre-COVID and post-COVID.

There is at least one person who is better off today than he was five years ago. Since 2015, Mr. DeMarco been awarded compensation totaling $28.2 million.7 His 2020 pay of $9.0 million8 represented an increase of more than 120% from his 2016 compensation. Moreover, unlike shareholders, over their nearly 50 years of cumulative board service to Mack-Cali, not one of the six legacy directors re-nominated by the Company has purchased a single share of Mack-Cali stock in the open market.

Legacy Board’s contempt for shareholders continues unabated

Led by Lead Director (and Mack Family loyalist) Alan Bernikow (now in his 16th year on Mack-Cali’s Board), the Company’s legacy directors have gone to extraordinary lengths to protect Mr. DeMarco and the status quo.

•

Mack-Cali’s purported “Shareholder Value Committee:” Despite the Company’s promise to endow an independent committee with the full authority to review strategic alternatives, the Shareholder Value Committee was explicitly prohibited from communicating with prospective buyers (a role Mr. DeMarco reserved for himself). In fact, the committee was publicly dismissed by Mr. DeMarco as “belts and suspenders,”[9] suggesting he viewed its work to be superfluous. With its conclusions never publicly disclosed to shareholders, the committee was quietly disbanded without disclosure and replaced by a new committee overwhelmingly comprised of legacy Mack-Cali directors.

•	Significant strategic interest was dismissed while Chairman Mack prepared a bid of his own:

Despite Mr. DeMarco’s protests to the contrary, recent press reports indicate interest from no fewer than five prospective bidders for Mack-Cali’s assets during 2019.10 Notably, one such bidder found his efforts at constructive engagement so thoroughly thwarted by Mssrs. Bernikow, DeMarco and Mack that he publicly released his communications with the Company. These communications confirmed that a) Mr. DeMarco has lied to shareholders about legitimate strategic interest in Mack-Cali, and b) Mr. DeMarco will summarily reject any transaction that could put him out of a job.11 To be abundantly clear: we do not believe the current environment is conducive to a strategic transaction. However, in hindsight, Mr. DeMarco’s obstructive behavior was extremely expensive for Mack-Cali shareholders.12 Worse still, press reports suggest that while Mr. DeMarco was obstructing external strategic interest, Chairman William Mack and his family hired advisors and sought financing to privatize Mack-Cali for themselves.13

Such insidious behavior is difficult to conduct in a boardroom in which truly independent directors demand transparency and accountability. To this end, Mack-Cali’s legacy directors unilaterally took the unprecedented step of declining to re-nominate the independent directors nominated by Bow Street and duly elected by shareholders in 2019. While Mr. DeMarco’s aversion to oversight and transparency is understandable in light of his poor performance, this action was explicitly intended to reverse the outcome of the 2019 Annual Meeting at shareholders’ expense.

[7]	Total compensation awarded according to Mack-Cali proxy statements (includes salary, bonus, stock awards, option awards, incentive plan compensation, and other compensation).
[8]	Mack-Cali preliminary proxy statement dated 5/4/2020.
[9]	Q3 2019 earnings call 10/31/2019.
[10]	Alexandra Garfinkle, “Outgoing Mack-Cali Chairman Weighs Bid,” The Deal, March 3, 2020, https://pipeline.thedeal.com/article/20004312/index.dl.
[11]

Rizk Ventures disclosed bid price of $24-27/share, representing a premium of 72% over Mack-Cali’s closing price as of 5/5/2020 (https://www.businesswire.com/news/home/20200228005516/en/Rizk-Ventures-Releases-Letters-Previously-Board-Directors).

[12]	Ibid.
[13]	Alexandra Garfinkle, “Outgoing Mack-Cali Chairman Weighs Bid,” The Deal, March 3, 2020, https://pipeline.thedeal.com/article/20004312/index.dl.

The Bow Street Plan for a New Mack-Cali

Simply put, Mr. DeMarco’s “Waterfront Strategy” has failed, ceding significant value to third parties while consistently disappointing Mack-Cali shareholders. It is time to abandon this misguided combination of assets and directly address the Company’s two most significant issues: (i) its balance sheet and (ii) its contempt for shareholders. While the legacy directors have highlighted the risk of a transition during the COVID-19 pandemic, we believe this challenging time only heightens the need for a competent CEO with compassion and integrity. If Mr. DeMarco couldn’t create shareholder value during one of the most prosperous periods for REIT investors, we shudder at the thought of his leadership during a possible economic downturn.

Bow Street’s three-step plan to maximize value for Mack-Cali shareholders includes:

1)

Re-Alignment of the Mack-Cali portfolio: Five years of Mr. DeMarco’s leadership have left Mack-Cali with a pool of assets that is not attractive to residential or office REIT investors. Until its structure is addressed, Mack-Cali will trade at a perpetual “lowest common denominator” multiple. As directors, Bow Street’s nominees will:

-	Streamline Mack-Cali’s residential assets by restructuring the Company’s residential joint venture, creating a path for a spinoff/separation at the right time;

-	Deleverage Mack-Cali’s balance sheet by effectively utilizing proceeds from asset sales to reduce debt; and

-	Right-size Mack-Cali’s opportunity set by reconsidering its development portfolio in the context of the Company’s balance sheet and cash flow strain.

2)

Reconstitute Board with shareholder-focused, real estate-centric independent directors: The rot in Mack-Cali’s boardroom runs deep. Despite their best efforts, the four directors elected by shareholders last year could not overwhelm the obstructive behavior of the entrenched majority. A board comprised of a majority of truly independent directors (whose loyalty is to all shareholders rather than to Mssrs. DeMarco or Mack) is required to effectuate meaningful change. Bow Street’s nominees will bring decades of public REIT and real estate experience to this Board. They have the skill sets, financial and real estate expertise, and backbone required to challenge the status quo.

3)

Installing a new, qualified CEO: After decades of underperformance and mismanagement, new leadership is required to create value at Mack-Cali. Bow Street is currently engaged in preliminary conversations with a number of potential replacements for Mr. DeMarco, all of whom have public REIT CEO experience and are guided by a strong fiduciary interest rather than ego. Notably, several of Bow Street’s nominees have led real estate businesses as CEOs, Presidents, and Directors, and could ably serve as interim-CEO during any transition period.

The time has come to hold management and the legacy directors accountable for the immense value destruction they have overseen throughout their tenure. Shareholders deserve honest, competent leadership and a Board that truly represents their best interests. We urge you to protect your investment and VOTE THE GOLD PROXY CARD TODAY to usher in a new era at Mack-Cali.

We look forward to discussing our plans for maximizing shareholder value with all of you in the weeks ahead.

Respectfully,

Akiva Katz	Howard Shainker
Managing Partner	Managing Partner

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN!

Please vote today by telephone or via the Internet

by following the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

Please simply discard any white proxy card that you may receive from Mack-Cali.

Returning a white proxy card – even if you “withhold” on the Company’s nominees –

will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833